Consent of Independent Auditors

The Board of Directors
Analytical Surveys, Inc.:

We consent to incorporation by reference in the registration statements (No. 33-24142, No. 33-33948, No. 33-53950, and No. 33-59940) on Form 10-KSB of
Analytical Surveys, Inc. of our report dated November 1, 1996, relating to the balance sheets of Analytical Surveys, Inc. and subsidiary as of September 30, 1996 and 1995, and the related consolidated statements of operations, stockholders' equity, and cash flows for the years then ended which report appears in the September 30, 1996 Annual Report on Form 10-KSB of Analytical Surveys, Inc.

/s/ KPMG Peat Marwick LLP
KPMG Peat Marwick LLP

Denver, Colorado
December 11, 1996